JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated April 20, 2023

3yr BTI/PM Contingent Income Auto-Callable Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying stocks:	American depositary shares of British American Tobacco p.l.c. (the the “BAT ADSs”) (Bloomberg ticker: BTI UN Equity) and common stock of Philip Morris International Inc. (Bloomberg ticker: PM UN Equity) (each an “underlying stock”)
Early redemption:

If, on any of the determination dates (other than the first and final determination date) the closing price of each underlying stock is greater than or equal to its initial stock price, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any contingent payment date if the closing price of either underlying stock is below its initial stock price on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent quarterly payment otherwise due with respect to the related quarterly monitoring period.
Contingent quarterly payment:

•      If the closing price of each underlying stock is greater than or equal to its coupon barrier level on each day during a quarterly monitoring period, we will pay a contingent quarterly payment of at least $32.125 (at least 3.2125% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be provided in the pricing supplement.

•       If the closing price of either underlying stock is less than its coupon barrier level on any day during a quarterly monitoring period, no contingent quarterly payment will be payable with respect to that quarterly monitoring period. It is possible that one or both of the underlying stocks will be below their respective coupon barrier levels on at least one day during most or all of the quarterly monitoring periods so that you will receive few or no contingent quarterly payments.

Payment at maturity:	• If the final stock price of each underlying stock is greater than or equal to its downside threshold level:	(i) the stated principal amount plus, (ii) if the closing price of each underlying stock on each day during the final quarterly monitoring period is greater than or equal to its coupon barrier level, the contingent quarterly payment with respect to the final quarterly monitoring period.
	• If the final stock price of either underlying stock is less than its downside threshold level:	(i) (a) the stated principal amount times (b) the stock performance factor of the worse performing underlying stock plus (ii) the final quarterly coupon. This cash payment will be less than 60% of the stated principal amount of the securities and could be zero.
Coupon barrier level:	With respect to each underlying stock, 70% of its initial stock price
Downside threshold level:	With respect to each underlying stock, 60% of its initial stock price
Quarterly monitoring period:

With respect to each contingent payment date, the period from but excluding the second immediately preceding determination date (or, in the case of the first determination date, from but excluding the pricing date) to and including the immediately preceding determination date

Initial stock price:	With respect to each underlying stock, the closing price on the pricing date
Final stock price:	With respect to each underlying stock, the closing price on the final determination date
Worse performing underlying stock	The underlying stock with the worse stock performance factor
Stock performance factor:	With respect to each underlying stock, the final stock price divided by the initial stock price
Stock adjustment factor:	The stock adjustment factor of each underlying stock is referenced in determining the closing price of one share of that underlying stock and is set initially at 1.0 on the pricing date. The stock adjustment factor of each stock is subject to adjustment in the event of certain corporate events affecting that underlying stock.
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be April 21, 2023
Original issue date (settlement date):	3 business days after the pricing date
Determination dates†:	July 21, 2023, October 23, 2023, January 22, 2024, April 22, 2024, July 22, 2024, October 21, 2024, January 21, 2025, April 21, 2025, July 21, 2025, October 21, 2025, January 21, 2026 and April 21, 2026
Contingent payment dates†:	July 26, 2023, October 26, 2023, January 25, 2024, April 25, 2024, July 25, 2024, October 24, 2024, January 24, 2025, April 24, 2025, July 24, 2025, October 24, 2025, January 26, 2026 and the maturity date
Maturity date†:	April 24, 2026
CUSIP / ISIN:	48133VL73 / US48133VL733
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/1665650/0001213900230 31276/ea153349_424b2.htm

†Subject to postponement

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $900.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Hypothetical Payout at Maturity (if the securities have not previously been redeemed)
Change in Worse Performing Underlying Stock	Payment at Maturity (excluding the quarterly coupon payable at maturity)
50.00%	$1,000.00
40.00%	$1,000.00
30.00%	$1,000.00
20.00%	$1,000.00
10.00%	$1,000.00
5.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-30.00%	$1,000.00
-30.01%	$1,000.00
-40.00%	$1,000.00
-40.01%	$599.90
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

JPMorgan Chase Financial Company LLC

3yr BTI/PM Contingent Income Auto-Callable Securities

Underlying Stocks

For more information about the underlying stocks, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss.
▪	You will not receive any contingent quarterly payment for any quarterly monitoring period if the closing price of either underlying stock is less than its coupon barrier level on any day during that quarterly monitoring period.
▪	The contingent quarterly payment is based on the closing prices of the underlying stocks during the quarterly monitoring periods.
▪	You are exposed to the price risk of both underlying stocks, with respect to all the contingent quarterly payments, if any, and the payment at maturity, if any.
▪	Because the securities are linked to the performance of the worse performing underlying stock, you are exposed to greater risks of no contingent quarterly payments and sustaining a significant loss on your investment than if the securities were linked to just one underlying stock.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Investors will not participate in any appreciation of either underlying stock.
▪	Early redemption risk.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Stocks

▪	There are risks associated with investments in securities linked to the value of equity securities issued by a non-U.S. company with respect to the BAT ADSs.
▪	The securities are subject to currency exchange rate risk with respect the BAT ADSs.
▪	There are important differences between the rights of holders of the BAT ADSs and the rights of holders of the BAT underlying securities.
▪	Investing in the securities is not equivalent to investing in either underlying stock.
▪	No affiliation with British American Tobacco p.l.c. or Philip Morris International Inc.
▪	We may engage in business with or involving British American Tobacco p.l.c. or Philip Morris International Inc. without regard to your interests.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.
▪	The anti-dilution protection for the underlying stocks is limited and may be discretionary.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.